Exhibit 16.1

March 6, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 1, 2003 of Qorus.com, Inc., related to the resignation of King Griffin & Adamson P.C. to allow its successor entity KBA Group LLP to be engaged as Qorus.com, Inc.’s independent accountants and are in agreement with the statements contained in Item 4 therein.

Very truly yours,

/s/    KING GRIFFIN & ADAMSON P.C.

KING GRIFFIN & ADAMSON P.C.